November 29, 2007

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Shareholders Approve Merger with CapitalSource

LINCOLN, NE – November 29, 2007 — TierOne Corporation (NASDAQ: TONE), the holding company for TierOne Bank, announced that shareholders at a special meeting today have approved its merger agreement with CapitalSource Inc.

On May 17, TierOne and CapitalSource announced they had reached a definitive agreement for TierOne to be acquired by CapitalSource in a combined cash and stock transaction.

Gilbert G. Lundstrom, chairman and chief executive officer of TierOne, said the next step toward completing the shareholder-approved transaction is to obtain federal regulatory approval.

TierOne Corporation is the parent company of TierOne Bank, a $3.5 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Celebrating its 100th Anniversary in 2007, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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